News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM COMPANY NAMES J. FRANK KELLER
TO BOARD OF DIRECTORS

Bakersfield, CA - February 2, 2006 - Berry Petroleum Company (NYSE:BRY) announced that J. Frank Keller has been elected to the Board of Directors, effective February 2, 2006.

Martin H. Young, chairman of the board, said, “We are pleased that Frank Keller is joining Berry’s Board. Frank brings deep operational and financial knowledge and experience, particularly in the Rocky Mountain/Mid-Continent Region. His advice will be valuable as we continue to grow our Company.”

Mr. Robert F. Heinemann, president and chief executive officer of Berry, stated, “Frank is very familiar with Berry and of course he has tremendous experience in finance, exploration, production and operations. Berry’s transformation is ongoing particularly with its exploration activity in the Rocky Mountains and Frank’s willingness to be part of the Board continues to move Berry forward in its growth strategy.”

Mr. Keller has more than 25 years of experience in the oil and gas industry having most recently served as the vice chairman of the board and chief operating officer of Bill Barrett Corporation, a company founded in 2002 to focus on oil and gas exploration and development in the Rocky Mountain Region. Mr. Keller was previously a co-founder of Barrett Resources Corporation in 1981 and served as Barrett Resources’ executive vice president from 1983 until Barrett Resources was acquired in August 2001. He also served as chief financial officer, secretary and as a director of Barrett Resources at various times and recently retired from Bill Barrett Corporation. Mr. Keller has a BS degree from Kansas State University and an MBA from Colorado State University.

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California and a regional office in Denver, Colorado. Since 2003, Berry has added over 1,000,000 acres to its oil and gas asset portfolio with acreage in California, Utah, Colorado, Kansas, Nebraska and North Dakota. Visit www.bry.com for more information.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “will,” “ongoing,” “strategy,” and others indicate forward-looking statements and important factors which could affect actual results are discussed in Part II of Berry’s Form 10-K filed with the Securities and Exchange Commission, under the heading “Other Factors Affecting the Company’s Business and Financial Results” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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